Exhibit 99.1

Company Contact:

Pam Scott

Director of Corporate Communications

(509) 777-6393

Red Lion Hotels Reports Fourth Quarter and

Full Year 2012 Results

SPOKANE, Wash., February 28, 2013 - Red Lion Hotels Corporation (NYSE: RLH), a western U.S. based owner and franchisor of midscale hotels, today announced its results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter and Full Year Highlights:

•	Fourth quarter RevPAR for comparable owned and leased hotels increased 4.3 percent year over year; RevPAR was up 5.5 percent for the full year

•	Fourth quarter ADR for comparable owned and leased hotels also increased 4.3 percent year over year; ADR was up 1.5 percent for the full year

•	Occupancy was up 240 basis points for the full year

•	Closed on the sale of three hotel properties using the proceeds to pay down $17.7 million in debt

•	Ended year with 20 franchise hotels and two signed agreements for franchise hotels that opened subsequent to year end.

Comparable operating results and data from continuing operations (as disclosed in the table by the same title) for the periods included in this release exclude from hotel operations the results of the Red Lion Hotel on Fifth Avenue in Seattle, which was sold in the second quarter of 2011, the Red Lion Colonial Hotel in Helena, Montana, which was sold in the third quarter of 2012, and the Red Lion Hotel Denver Southeast, which was sold in the fourth quarter of 2012. Following the sales, these properties continue to operate as franchised hotels and the company is therefore required to report their financial results in continuing operations. Throughout this release the company refers to certain non-GAAP financial measures. Please refer to the tables attached to this release for a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure determined in accordance with GAAP.

“I am pleased with Red Lion’s accomplishments in 2012,” said Jon E. Eliassen, President and Chief Executive Officer of Red Lion Hotels Corporation. “We increased our RevPAR and ADR, grew our hotel network, better defined our product offerings and strengthened our balance sheet by using proceeds from asset sales to pay down debt. We are well-positioned to refinance our maturing debt.”

“We continue to execute our asset sale strategy which is providing additional capital to further invest in our owned hotels,” Eliassen said. “At the same time, we continue to make progress on growing our network of hotels through franchising. During the fourth quarter, we opened two new locations and converted a formerly owned hotel in Denver. We also signed two new franchises, which converted subsequent to year end.”

Fourth Quarter 2012 Results

Comparable revenue from owned and leased hotels of $27.1 million increased $0.6 million or 2.1 percent compared to the same period a year ago. Comparable RevPAR increased 4.3 percent year over year to $41.20 driven by a 4.3 percent increase in ADR to $80.53. Comparable hotel direct operating margin declined to 9.6 percent from 14.7 percent in the same period in 2011. Fourth quarter 2011 results benefitted from workers’ compensation expense adjustments, reductions of real property tax assessments and labor cost reductions that did not reoccur in the 2012 period.

Franchise revenue increased to $1.2 million from $1.1 million from the same period a year ago. Profitability in the segment was negatively impacted by increased investment in sales and marketing initiatives.

Entertainment revenue grew to $2.8 million, up $0.4 million from 2011. This increase was primarily driven by the timing and mix of shows. However, profitability declined year over year as the ticketing division continues to see decreased demand.

On a comparable basis, total company EBITDA from continuing operations before special items was $0.2 million for the fourth quarter compared to $1.3 million in the prior year period. As mentioned above, the fourth quarter of the prior year benefitted from certain non-recurring favorable adjustments relating to worker’s compensation expense, real property tax assessments and labor cost reductions.

Net loss from continuing operations in the fourth quarter of 2012 was $3.8 million, including $0.6 million in pre-tax impairment charges, compared to $20.5 million in the prior year period. The prior year period included $21 million in pre-tax impairment charges related to goodwill and certain assets held for sale.

Full Year Ended December 31, 2012 Results

Comparable revenue from owned and leased hotels of $126.6 million increased $5.5 million, or 4.6 percent compared to prior year. Comparable RevPAR increased 5.5 percent driven by a 240 basis point increase in occupancy and a 1.5 percent increase in ADR. RevPAR results exceeded the company’s guidance of 3 to 5 percent growth, due to stronger than anticipated ADR performance. Comparable hotel direct operating margin declined to 19.4 percent from 19.9 percent in the prior year due to increased occupancy-related costs, including reservations and commissions expenses, as well as prior year adjustments to workers’ compensation expense and labor cost reductions.

Franchise revenue increased to $5.2 million from $4.0 million in 2011. Revenue and profitability improved year over year primarily due to the addition of franchises to the system.

Entertainment revenue of $9.2 million decreased $2.2 million from the prior year primarily driven by a change in the mix of productions during the year and a decline in ticketing revenue due to weak demand for entertainment events in the company’s markets. Profitability for the segment declined as the prior year Best of Broadway series included a sold out 11-day run of the hit, “Wicked,” and there was not a similar production in 2012.

On a comparable basis, total company EBITDA from continuing operations before special items was $14.2 million for the full year ended December 31, 2012 compared to $12.5 million in the prior year, an increase of 13.7 percent.

Net loss from continuing operations for 2012 was $10.5 million compared to $5.6 million in the prior year. The comparison of the two years is impacted by the timing of asset sales, impairment charges, gain on property sales, and income tax adjustments. Major items impacting 2012 include partial year results of assets that were sold during the year and $9.4 million in pre-tax asset impairment charges. Major items impacting 2011 include pre-tax goodwill and asset impairment charges of $23.1 million, a $33.5 million pre-tax gain on the sale of a property, and the income tax effect of a non-deductible goodwill impairment charge.

Discontinued Operations

At December 31, 2012, the operations of the company’s commercial mall in Kalispell, Montana were classified as discontinued operations. Additional operating results classified as discontinued include the property in Medford, Oregon and the ownership of certain real estate in Sacramento, California. This presentation as required under generally accepted accounting principles (“GAAP”) separately reports the results including any related asset impairment charges, net of income taxes as “net income (loss) from discontinued operations” on the company’s statement of operations for all periods presented.

The operating results of the Red Lion Inn Missoula in Montana had been classified as discontinued operations since the fourth quarter of 2011 because the property was not expected to continue to operate as a Red Lion franchise. Upon closing of the sale of this property on February 20, 2013, however, the buyers signed a franchise agreement with the company. The company therefore reclassified the results of the property as a continuing operation for the fourth quarter and all comparable periods presented.

Asset Impairments

During the fourth quarter, the company recorded $0.4 million and $0.2 million in pre-tax asset impairment charges in continuing operations related to its properties held for sale in Pendleton, Oregon and Missoula, Montana respectively. For the full year, pre-tax asset impairment charges from continuing operations totaled $9.4 million relating to the company’s properties held for sale or sold in Southeast Denver, Colorado, Helena and Missoula, Montana and Pendleton, Oregon.

Reported EBITDA from continuing operations before special items for 2012 excludes these impairment charges which are separately identified in the company’s operating results.

Liquidity and Balance Sheet

At December 31, 2012, the company had $6.5 million in cash and cash equivalents and $10.0 million available on its line of credit. Additionally, at December 31, 2012, the company had outstanding debt of $80.0 million, of which $49.2 million is current. This compares to outstanding debt of $100.5 million, of which $3.3 million was current, at December 31, 2011. Based on the reduction in debt and strengthening of the balance sheet, the company believes it will be well-positioned to refinance its debt that matures in 2013.

Capital expenditures for the full year ended December 31, 2012, totaled $8.4 million primarily for hotel improvement projects.

Assets Sold or Held for Sale

During 2012, the company sold three properties:

•	Red Lion Colonial Hotel in Helena, Montana closed in July 2012 for $5.6 million

•	Red Lion Hotel Sacramento at Arden Village in California closed in August 2012 for $9.0 million

•	Red Lion Hotel Denver Southeast in Aurora, Colorado closed in October 2012 for $13.0 million

At December 31, 2012, the following assets were classified as held for sale on the balance sheet: the Red Lion Hotel Medford, the Red Lion Inn Missoula, the Red Lion Hotel Pendleton and the commercial mall in Kalispell.

Subsequent to year end, the company closed on the sale of the Red Lion Inn Missoula in Montana for $1.95 million. Upon closing of the sale of this property, the buyers signed a franchise agreement with the company.

Franchise Update

In 2012, the company signed six franchise agreements; four with owners of new locations and two with the buyers of the company’s previously owned properties:

•	Red Lion Colonial Hotel, Helena, Montana, effective in July 2012 (formerly owned by the company)

•	Red Lion Hotel Woodlake Conference Center Sacramento, converted in October 2012

•	Red Lion Hotel Denver Southeast, effective in October 2012 (formerly owned by the company)

•	Red Lion Inn & Suites Cathedral City, converted in December 2012

•	Red Lion Inn & Suites Denver Airport, converted in January 2013

•	Red Lion Inn & Suites Kent, Washington, converted in February 2013

Subsequent Events

In January, the company announced The Leo Hotel Collection, a new soft brand for independent owners of unique, boutique, historic and destination hotels looking for access to a franchise distribution system, while maintaining the individual identity of their hotels. In February, the company announced the first member of the Leo Hotel Collection, the LVH – Las Vegas Hotel & Casino, a 2,956 room resort adjacent to the Las Vegas Convention Center. The company will earn incremental revenue based on the reservations delivered to the LVH through select Red Lion distribution channels.

Also in January and February, the company opened two new franchise locations, the Red Lion Inn & Suites Denver Airport in Colorado and the Red Lion Inn & Suites Kent in Washington.

In February, the company closed on the sale of its Red Lion Inn Missoula in Montana for $1.95 million. Upon closing of the sale of this property, the buyers signed a franchise agreement with the company.

Outlook for 2013

Based on the outlook for the markets in which the company operates and on currently available information, the company is providing the following RevPAR guidance and plans for capital expenditures for 2013:

•	Full year 2013 RevPAR for comparable owned and leased hotels is expected to increase 1 to 3 percent over 2012, driven primarily by ADR increases.

•	The company expects to invest $10-12 million in capital improvements in 2013. The timing of future asset sales could increase this investment up to an additional $10 million.

Conference Call Information

The company will conduct a conference call on February 28, 2013, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), to discuss the results for interested investors, analysts and portfolio managers. Hosting the call will be President and Chief Executive Officer Jon E. Eliassen and Executive Vice President and Chief Financial Officer Julie Shiflett. Executive Vice President and Chief Operating Officer George Schweitzer will also be available to answer questions.

To participate in the conference call, please dial the following number ten minutes prior to the scheduled time, (800) 230-1085. International callers should dial (612) 288-0337.

This conference call will also be webcast live on www.RedLion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 4:00 p.m. Pacific Time on February 28, 2013, through March 14, 2013, at (800) 475-6701 or (320) 365-3844 (International) access code - 282568. The replay will also be available shortly after the call on the Red Lion website.

About Red Lion Hotels Corporation:

Red Lion Hotels Corporation is a hospitality and leisure Company primarily engaged in the franchising, ownership and operation of hotels under its Red Lion Hotel, Red Lion Inn & Suites and Leo Hotel Collection brands. As of December 31, 2012, the RLH hotel network was comprised of 48 hotels located in nine states and one Canadian province, with 9,015 rooms and 484,693 square feet of meeting space. The Company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the Company’s website at www.redlion.com.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2011 and in other documents filed by the Company with the Securities and Exchange Commission.

Red Lion Hotels Corporation

Consolidated Statements of Operations

(unaudited)

($ in thousands, except footnotes and per share amounts)

	Three months ended December 31,
	2012	2011	$ Change	% Change

Revenue:
Hotels	$27,552	$29,113	$(1,561)	-5.4%
Franchise	1,224	1,085	139	12.8%
Entertainment	2,809	2,440	369	15.1%
Other	116	102	14	13.7%

Total revenues	31,701	32,740	(1,039)	-3.2%

Operating expenses:
Hotels	25,278	25,112	166	0.7%

Franchise	1,271	941	330	35.1%
Entertainment	2,775	2,348	427	18.2%
Other	228	184	44	23.9%
Depreciation and amortization	3,711	4,239	(528)	-12.5%
Hotel facility and land lease	1,226	1,289	(63)	-4.9%
Goodwill impairment	—	14,236	(14,236)	-100.0%
Asset impairment	644	6,715	(6,071)	-90.4%
Loss (gain) on asset dispositions, net	64	319	255	79.9%
Undistributed corporate expenses	1,137	1,148	(11)	-1.0%

Total expenses	36,334	56,531	(20,197)	-35.7%

Operating income (loss)	(4,633)	(23,791)	19,158	80.5%

Other income (expense):
Interest expense	(1,571)	(1,802)	231	12.8%
Other income, net	154	22	132	n/m

Income (loss) before income taxes	(6,050)	(25,571)	19,521	76.3%

Income tax (benefit) expense	(2,281)	(5,100)	(2,819)	-55.3%

Net income (loss) from continuing operations	(3,769)	(20,471)	16,702	81.6%

Discontinued operations (3,4,5):
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of $75 and $(47) respectively	132	(82)	214	n/m
Loss on disposal and impairment of the assets of the discontinued business units, net income tax (benefit) expense of $0 and $(210) respectively	—	(369)	369	100.0%

Net income (loss) from discontinued operations	132	(451)	583	129.3%

Net income (loss)	(3,637)	(20,922)	17,285	82.6%

Less net income or loss attributable to noncontrolling interest	—	(9)	9	100.0%

Net income (loss) attributable to Red Lion Hotels Corporation	$(3,637)	$(20,913)	$17,276	82.6%

Earnings per share - basic and diluted
Net income (loss) from continuing operations	$(0.20)	$(1.07)
Net Income (loss) from discontinued operations	$0.01	$(0.02)
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.19)	$(1.09)
Weighted average shares - basic	19,426	19,123
Weighted average shares - diluted	19,426	19,123

Non-GAAP Financial Measures:

EBITDA (1)	$(560)	$(19,941)	$19,381	97.2%
EBITDA as a percentage of revenues	-1.8%	-60.9%

Comparable EBITDA from continuing operations before special items (2)	$154	$1,330	$(1,176)	-88.4%

(1)	The definition of “EBITDA” and how that measure relates to net income (loss) attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.
(2)	The definition of “Comparable EBITDA from continuing operations before special items” can be found in the table named “Comparable Operating Results and Data From Continuing Operations”.
(3)

During the fourth quarter 2011, the company listed for sale its hotel in Medford, Oregon, a non-core asset in which the company does not expect to maintain significant continuing involvement following a sale. Accordingly, the operations of this property have been classified as discontinued operations for all periods presented.

(4)

During the second quarter 2012, based on the company’s right to sell its hotel in Sacramento, California to its tenant and on negotiations regarding transaction terms, the operating results from the ownership of this real estate and land were classified as discontinued operations for all periods presented. This hotel sale was completed in the third quarter of 2012.

(5)

During the third quarter 2012, the company listed for sale its commercial mall in Kalispell, Montana. The company does not expect to maintain significant continuing involvement in the property following a sale. Accordingly, the operations of this property have been classified as discontinued operations for all periods presented.

Red Lion Hotels Corporation

Consolidated Statements of Operations

(unaudited)

($ in thousands, except footnotes and per share amounts)

	Year ended December 31,
	2012	2011	$ Change	% Change

Revenue:
Hotels	$135,923	$139,424	$(3,501)	-2.5%
Franchise	5,177	3,955	1,222	30.9%
Entertainment	9,165	11,379	(2,214)	-19.5%
Other	442	423	19	4.5%

Total revenues	150,707	155,181	(4,474)	-2.9%

Operating expenses:
Hotels	110,614	112,382	(1,768)	-1.6%

Franchise	4,758	3,838	920	24.0%
Entertainment	9,020	10,584	(1,564)	-14.8%
Other	828	706	122	17.3%
Depreciation and amortization	15,195	17,869	(2,674)	-15.0%
Hotel facility and land lease	4,859	6,599	(1,740)	-26.4%
Goodwill impairment	—	14,236	(14,236)	-100.0%
Asset impairment	9,440	8,871	569	6.4%
Loss (gain) on asset dispositions, net	(159)	(33,379)	(33,220)	-99.5%
Undistributed corporate expenses	6,022	5,503	519	9.4%

Total expenses	160,577	147,209	13,368	9.1%

Operating income (loss)	(9,870)	7,972	(17,842)	n/m

Other income (expense):
Interest expense	(6,959)	(8,355)	1,396	16.7%
Other income, net	229	432	(203)	-47.0%

Income (loss) before income taxes	(16,600)	49	(16,649)	n/m

Income tax (benefit) expense	(6,133)	5,697	11,830	n/m

Net income (loss) from continuing operations	(10,467)	(5,648)	(4,819)	-85.3%

Discontinued operations (3,4,5):
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of $176 and $(593) respectively	312	(1,045)	1,357	129.9%
Loss on disposal and impairment of the assets of the discontinued business units, net of income tax (benefit) expense of $(2,566) and $(210) respectively	(4,526)	(369)	(4,157)	n/m

Net income (loss) from discontinued operations	(4,214)	(1,414)	(2,800)	n/m

Net income (loss)	(14,681)	(7,062)	(7,619)	n/m

Less net income or loss attributable to noncontrolling interest	(7)	86	(93)	n/m

Net income (loss) attributable to Red Lion Hotels Corporation	$(14,674)	$(7,148)	$(7,526)	n/m

Earnings per share - basic and diluted
Net income (loss) from continuing operations	$(0.54)	$(0.30)
Net Income (loss) from discontinued operations	$(0.22)	$(0.08)
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.76)	$(0.38)
Weighted average shares - basic	19,327	19,053
Weighted average shares - diluted	19,327	19,053

Non-GAAP Financial Measures:
EBITDA (1)	$(423)	$25,139	$(25,562)	n/m
EBITDA as a percentage of revenues	-0.3%	16.2%

Comparable EBITDA from continuing operations before special items (2)	$14,210	$12,496	$1,714	13.7%

(1)	The definition of “EBITDA” and how that measure relates to net income (loss) attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.
(2)	The definition of “Comparable EBITDA from continuing operations before special items” can be found in the table named “Comparable Operating Results and Data From Continuing Operations”.
(3)

During the fourth quarter 2011, the company listed for sale its hotel in Medford, Oregon, a non-core asset in which the company does not expect to maintain significant continuing involvement following a sale. Accordingly, the operations of this property have been classified as discontinued operations for all periods presented.

(4)

During the second quarter 2012, based on the company’s right to sell its hotel in Sacramento, California to its tenant and on negotiations regarding transaction terms, the operating results from the ownership of this real estate and land were classified as discontinued operations for all periods presented. This hotel sale was completed in the third quarter of 2012.

(5)

During the third quarter 2012, the company listed for sale its commercial mall in Kalispell, Montana. The company does not expect to maintain significant continuing involvement in the property following a sale. Accordingly, the operations of this property have been classified as discontinued operations for all periods presented.

Red Lion Hotels Corporation

Consolidated Balance Sheets

(unaudited)

($ in thousands, except share data)

	December 31, 2012	December 31, 2011
Assets:
Current assets:
Cash and cash equivalents	$6,477	$1,981
Restricted cash	2,417	3,358
Accounts receivable, net	5,774	7,381
Notes receivable	4,112	210
Inventories	1,329	1,346
Prepaid expenses and other	2,648	1,973
Deferred income taxes	2,342	4,291
Assets held for sale	18,288	30,380

Total current assets	43,387	50,920

Property and equipment, net	195,012	232,589
Goodwill	8,512	8,512
Intangible assets	6,992	6,992
Notes receivable, long term	2,902	628
Other assets, net	4,137	5,255

Total assets	$260,942	$304,896

Liabilities:
Current liabilities:
Accounts payable	$5,967	$4,928
Accrued payroll and related benefits	2,504	2,103
Accrued interest payable	190	231
Advance deposits	248	380
Other accrued expenses	9,286	9,249
Revolving credit facility	—	844
Long-term debt, due within one year	49,178	3,274

Total current liabilities	67,373	21,009

Long-term debt, due after one year	—	66,378
Deferred income	3,923	4,643
Deferred income taxes	5,913	16,176
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	108,034	139,031

Stockholders’ equity:
Red Lion Hotels Corporation stockholders’ equity
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 19,451,849 and 19,172,670 shares issued and outstanding	195	192
Additional paid-in capital, common stock	150,798	149,027
Retained earnings	1,915	16,589

Total Red Lion Hotels Corporation stockholders’ equity	152,908	165,808

Noncontrolling interest	—	57

Total stockholders’ equity	152,908	165,865

Total liabilities and stockholders’ equity	$260,942	$304,896

Red Lion Hotels Corporation

Additional Hotel Statistics

(unaudited)

System-wide Hotels as of December 31, 2012

			Meeting Space
	Hotels	Rooms	(sq. ft.)
Red Lion Owned or Leased Hotels (1):
Comparable Continuing Operations	27	5,012	240,714
Discontinued Operations	1	185	9,552
Red Lion Franchised Hotels (1)	20	3,818	234,427

Total Red Lion Hotels	48	9,015	484,693

Comparable Hotel Statistics from Continuing Operations (1,2)

	Three months ended December 31, 2012			Three months ended December 31, 2011
	Average Occupancy (3)	ADR (4)	RevPAR (5)	Average Occupancy (3)	ADR (4)	RevPAR (5)
Owned and Leased Hotels	51.2%	$80.53	$41.20	51.2%	$77.19	$39.50
Franchised Hotels	50.3%	$86.75	$43.59	51.6%	$80.80	$41.70

Total System Wide	50.8%	$82.62	$42.01	51.3%	$78.43	$40.25

Change from prior comparative period:
Owned and Leased Hotels	—	4.3%	4.3%
Franchised Hotels	(1.3)	7.4%	4.5%

Total System Wide	(0.5)	5.3%	4.4%

	Year ended December 31, 2012			Year ended December 31, 2011
	Average Occupancy (3)	ADR (4)	RevPAR (5)	Average Occupancy (3)	ADR (4)	RevPAR (5)
Owned and Leased Hotels	61.7%	$83.98	$51.79	59.3%	$82.71	$49.07
Franchised Hotels	60.9%	$86.71	$52.77	60.9%	$83.97	$51.10

Total System Wide	61.4%	$84.90	$52.13	59.8%	$83.15	$49.76

Change from prior comparative period:
Owned and Leased Hotels	2.4	1.5%	5.5%
Franchised Hotels	—	3.3%	3.3%

Total System Wide	1.6	2.1%	4.8%

(1)	Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics. The Seattle, Helena and Denver Southeast properties have been excluded from the owned and leased hotel statistics and included in the franchised statistics for all periods shown.
(2)	Excludes one hotel identified as a discontinued operation.
(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.
(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation

Comparable Operating Results and Data From Continuing Operations

(unaudited)

($ in thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as properties that are owned or leased by the company and the operations of which are included in the consolidated results from continuing operations for the entirety of the reporting periods being compared.

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Comparable total revenue (2)	$31,264	$30,174	$141,353	$136,785

Comparable hotel revenue (2)	27,115	26,547	126,569	121,028

Comparable hotel operating expense (3)	24,520	22,649	102,064	96,897

Comparable hotel direct operating profit (1)	2,595	3,898	24,505	24,131
Comparable hotel direct operating margin (1)	9.6%	14.7%	19.4%	19.9%

Comparable total EBITDA from continuing operations before special items (4)	$154	$1,330	$14,210	$12,496

(1)	Operating profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP margins are calculated using amounts presented in the consolidated statements of operations. Comparable margins are calculated using amounts presented in the table above.
(2)	The reconciliation of total and hotel revenue per the consolidated statements of operations to comparable total and hotel revenue is as follows:

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011

Total revenue per the consolidated statements of operations	$31,701	$32,740	$150,707	$155,181
less: Revenue from Seattle, Helena and Denver Southeast properties	(437)	(2,566)	(9,354)	(18,396)

Comparable total revenue	$31,264	$30,174	$141,353	$136,785

Hotel revenue per the consolidated statements of operations	$27,552	$29,113	$135,923	$139,424
less: Revenue from Seattle, Helena and Denver Southeast properties	(437)	(2,566)	(9,354)	(18,396)

Comparable hotel revenue	$27,115	$26,547	$126,569	$121,028

(3)	The reconciliation of hotel operating expense per the consolidated statements of operations to comparable hotel operating expense is as follows:

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011

Hotel operating expense per the consolidated statements of operations	$25,278	$25,112	$110,614	$112,382
less: Operating expense from Seattle, Helena and Denver Southeast properties	(758)	(2,463)	(8,550)	(15,485)

Comparable hotel operating expense	$24,520	$22,649	$102,064	$96,897

(4)	The reconciliation of EBITDA from continuing operations before special items per the table entitled “Disclosure of Special Items” to comparable total EBITDA before special items is as follows:

	Three months ended December 31,		Year ended December 31,
	2012	2011	2,012	2011

EBITDA before special items per the table “Disclosure of Special Items”	$(124)	$1,430	$15,001	$15,745
less: EBITDA of Seattle, Helena and Denver Southeast properties	278	(100)	(791)	(3,249)

Comparable total EBITDA from continuing operations before special items	$154	$1,330	$14,210	$12,496

Comparable operating results from continuing operations and comparable operating results from continuing operations before special items represent reported operating results less the impact of the Seattle, Helena and Denver Southeast properties’ results and less the impact of certain non-recurring charges that do not allow for a meaningful comparison between periods. We utilize these measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We also believe that investors will find them to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported operating results. Comparable operating results from continuing operations and comparable operating results from continuing operations before special items are not intended to represent reported operating results defined by generally accepted accounting principles in the United States (“GAAP”), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP.

Red Lion Hotels Corporation

Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation

(unaudited)

($ in thousands)

The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income (loss) attributable to Red Lion Hotels Corporation for the periods presented:

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011

EBITDA from continuing operations	$(768)	$(19,521)	$5,561	$26,187
Income tax benefit (expense) - continuing operations	2,281	5,100	6,133	(5,697)
Interest expense - continuing operations	(1,571)	(1,802)	(6,959)	(8,355)
Depreciation and amortization - continuing operations	(3,711)	(4,239)	(15,195)	(17,869)

Net income (loss) attributable to Red Lion Hotels Corporation from continuing operations	(3,769)	(20,462)	(10,460)	(5,734)
Income (loss) on discontinued operations, net of tax	132	(451)	(4,214)	(1,414)

Net income (loss) attributable to Red Lion Hotels Corporation	$(3,637)	$(20,913)	$(14,674)	$(7,148)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
EBITDA	$(560)	$(19,941)	$(423)	$25,139
Income tax benefit (expense)	2,206	5,357	8,523	(4,894)
Interest expense	(1,571)	(1,802)	(6,959)	(8,372)
Depreciation and amortization	(3,712)	(4,527)	(15,815)	(19,021)

Net income (loss) attributable to Red Lion Hotels Corporation	$(3,637)	$(20,913)	$(14,674)	$(7,148)

NON-GAAP FINANCIAL MEASURES

EBITDA is defined as net income attributable to Red Lion Hotels Corporation, before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income attributable to Red Lion Hotels Corporation and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”).

We use EBITDA to measure financial performance because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.

However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income attributable to Red Lion Hotels Corporation, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash provided by operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income attributable to Red Lion Hotels Corporation determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

Red Lion Hotels Corporation

Disclosure of Special Items

(unaudited)

During the fourth quarter of 2012, the Company recorded $0.4 million and $0.2 million in pre-tax impairment charges in continuing operations related to its properties held for sale in Pendleton, Oregon and Missoula, Montana, respectively. During the third quarter of 2012, the Company recorded a $1.9 million pre-tax impairment charge in continuing operations related to its property held for sale in Pendleton, Oregon. During the second quarter of 2012, the Company recorded a $0.3 million pre-tax impairment charge in continuing operations related to its sold property in Helena, Montana. During the first quarter of 2012, the Company recorded $3.9 million, $2.0 million and $0.7 million, in pre-tax impairment charges in continuing operations related to its sold Denver Southeast property, its sold property in Helena, Montana and its held for sale property in Missoula, Montana, respectively. During the fourth quarter of 2011, the Company recorded $4.6 million, $0.4 million, $1.7 million in pre-tax impairment charges in continuing operations related to its sold Denver Southeast property and its held for sale property in Missoula, Montana, and its property in Vancouver, Washington, respectively. During the third quarter of 2011, the Company recorded a $2.1 million pre-tax impairment charge in continuing operations related to its sold property in Helena, Montana. In addition, during the second quarter 2011, the Company recorded a $33.5 million gain from the sale of its hotel in Seattle, Washington. As a result, the operations as presented in the accompanying financial statements for the three months and year ended December 31, 2012 compared to 2011 do not reflect a meaningful comparison between periods. The following table represents a reconciliation of EBITDA from continuing operations before special items to EBITDA from continuing operations per the consolidated statement of operations.

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
($ in thousands)	EBITDA from continuing operations (1)	EBITDA from continuing operations (1)	EBITDA from continuing operations (1)	EBITDA from continuing operations (1)
Amount before special items	$(124)	$1,430	$15,001	$15,745
Special items:
Asset impairment charges (2)	(644)	(6,715)	(9,440)	(8,871)
Goodwill impairment charge (2)		(14,236)		(14,236)
Gain on asset disposal (3)	—	—	—	33,549

Amount per consolidated statement of operations	$(768)	$(19,521)	$5,561	$26,187

(1)	Amount defined on the preceding table “Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation”.
(2)	Amounts as included in the line items “Asset impairment” and “Goodwill impairment” on the accompanying consolidated statements of operations.
(3)	Amount as included in the line item “Loss (gain) on asset dispositions, net” on the accompanying consolidated statements of operations.